Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-254134

Dated November 28, 2024

PROSPECTUS SUPPLEMENT NO. 4

(to the Prospectus dated January 10, 2024, as amended February 1, 2024)

Common Shares of Beneficial Interest

This prospectus supplement (the “Supplement No. 4”) supplements and amends the prospectus dated January 10, 2024, as amended February 1, 2024 (the “Prospectus”) for the WisdomTree Bitcoin Fund (the “Trust”). Supplement No. 4 is being filed to include the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 26, 2024 (the “Form 8-K”). On November 20, 2024, the Trust entered into the following agreements with the Bank of New York Mellon (“BNY Mellon”):

-	A Custody Agreement (the “Custody Agreement”), pursuant to which BNY Mellon will act as a custodian of certain assets of the Trust.

-	A Fund Administration and Accounting Agreement (the “FAA Agreement”), pursuant to which BNY Mellon will provide certain accounting, administrative, legal, financial reporting, and other services for the maintenance and operations of the Trust.

-	A Transfer Agency and Service Agreement (the “TA Agreement”), pursuant to which BNY Mellon will provide certain transfer agency services associated with receiving and processing creation and redemption orders and matters related to the transfer of the Trust’s shares.

Each of the Custody Agreement, the FAA Agreement and the TA Agreement (collectively, the “Agreements”) will be subject to an initial three-year term that will automatically renew for additional one-year terms unless either party provides written notice of termination at least ninety days prior to the end of the initial term or any then-effective renewal term. Accordingly, Form 8-K is attached to this Supplement No. 4. This Supplement No. 4 should be read together with the Prospectus.

Shares of the Trust are listed on Cboe BZX Exchange, Inc. under the symbol “BTCW.”

Investing in the Shares involves significant risks. See “RISK FACTORS” starting on page 12 of the Prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The Trust is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder.

The date of this Prospectus Supplement No. 4 is November 28, 2024.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 20, 2024

WISDOMTREE BITCOIN FUND

(Exact name of registrant as specified in its charter)

Delaware	1-03480	99-6119726
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 West 34th Street, 3rd Floor

New York, New York 10119

(Address of principal executive offices, including zip code)

(866) 909-9473

(Registrant's telephone number, including area code)

formerly WisdomTree Bitcoin Trust

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares of Beneficial Interest of WisdomTree Bitcoin Fund	BTCW	Cboe BZX Exchange, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 20, 2024, WisdomTree Bitcoin Fund (the “Trust”) entered into the following agreements with the Bank of New York Mellon (“BNY Mellon”):

-	A Custody Agreement (the “Custody Agreement”), a form of which is attached hereto as Exhibit 10.4, pursuant to which BNY Mellon will act as a custodian of certain assets of the Trust.

-	A Fund Administration and Accounting Agreement (the “FAA Agreement”), a form of which is attached hereto as Exhibit 10.5, pursuant to which BNY Mellon will provide certain accounting, administrative, legal, financial reporting, and other services for the maintenance and operations of the Trust.

-	A Transfer Agency and Service Agreement (the “TA Agreement”), a form of which is attached hereto as Exhibit 10.6, pursuant to which BNY Mellon will provide certain transfer agency services associated with receiving and processing creation and redemption orders and matters related to the transfer of the Trust’s shares.

Each of the Custody Agreement, the FAA Agreement and the TA Agreement (collectively, the “Agreements”) will be subject to an initial three-year term that will automatically renew for additional one-year terms unless either party provides written notice of termination at least ninety days prior to the end of the initial term or any then-effective renewal term. Each of the foregoing descriptions of the Agreements are not complete and are qualified in their entirety by reference to the full text of the Agreements described.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

10.4	Custody Agreement, dated November 15, 2024, effective November 25, 2024 by and between the Trust and BNY Mellon.

10.5	Fund Administration and Accounting Agreement, dated November 15, 2024, effective November 25, 2024 by and between the Trust and BNY Mellon.

10.6	Transfer Agency and Service Agreement, dated November 15, 2024, effective November 25, 2024 by and between the Trust and BNY Mellon.

104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WISDOMTREE BITCOIN FUND

Date: November 26, 2024	By:	/s/ Jeremy Schwartz
Jeremy Schwartz
Chief Executive Officer*

*Registrant is a trust and the identified person signing this report is signing in their capacity as an authorized officer of WisdomTree Digital Commodity Services, LLC, the Sponsor of the registrant.